UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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LSC Communications, Inc.

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For the Annual Meeting of Stockholders to be Held on May 18, 2017

Proposal 2: Advisory Vote to Approve Executive Compensation

Dear LSC Stockholder:

LSC Communications is asking for your support at the 2017 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals.

Specifically, we request that you vote “FOR” Proposal 2: Advisory Vote to Approve Executive Compensation (“Say on Pay”).

We are providing you with additional information regarding our Say on Pay proposal in order to address the Institutional Shareholder Services (“ISS”) report dated May 5, 2017 (the “ISS Report”), in which it recommends a vote against this proposal because of the inclusion of a legacy tax gross-up provision (under Section 280G of the Internal Revenue Code) in our CEO’s employment contract. The ISS recommendation was unexpected as this was an assumed agreement and the Company has stated its commitment to not provide tax gross-ups in any future agreements – which ISS failed to acknowledge in its analysis. Of note, another proxy advisory firm, Glass Lewis, recommended that our stockholders support our Say on Pay proposal.

As acknowledged by ISS, in 2008, Mr. Quinlan entered into an employment agreement with our predecessor company, R.R. Donnelley & Sons Company, and due to our recent spin-off, Mr. Quinlan’s agreement was assigned to LSC Communications on September 29, 2016. Like all employment, trade and other contracts assumed by LSC in the spin-off (with the exception of those with preexisting “anti-assignment” provisions that prohibited assignment and assumption), Mr. Quinlan’s contract was not renegotiated, and none of its terms were revised as a result of the assignment.

We strongly disagree with ISS and ask that you review the information below and in our proxy statement to gain a clear understanding of our position on this specific matter and of our executive pay program.

Structurally Sound Pay Program

LSC’s pay program is structurally sound, and our 2016 pay decisions reflect a strong pay-for-performance philosophy.

LSC’s non-performance-based pay elements are in keeping with market best practices. Our pay program includes:

•	Low perquisites

•	No tax gross-ups on perquisites or supplemental benefits

•	No additional years of credited service under pension plans

We benchmark pay at the 50th percentile. All pay components – salary, short-term incentives, long-term incentives and total target compensation are benchmarked at the 50th percentile.

Double-trigger change-in-control cash severance. We employ market best practice double-trigger change-in-control cash severance with a market standard multiple for our CEO of three times base salary plus target bonus.

Double-trigger change-in-control equity vesting under the proposed amendments to our equity plan. If approved by our shareholders, as noted in the ISS Report, our Amended and Restated Performance Incentive Plan would institute market best practice double-trigger change-in-control equity vesting for future grants.

Full disclosure of metrics and goals. We provide shareholders with complete transparency into our pay program by fully disclosing the performance metrics and goals under both the short-term and long-term incentive programs.

Strong equity risk mitigating policies. We maintain strong equity risk mitigating policies that include stock ownership guidelines of five times base salary for our CEO and three times base salary for our other executive officers and our anti-hedging and anti-pledging polices are robust – no waivers or exceptions.

Market best practice peer group size. Our 2016 compensation peer group is well within the ISS parameters of 0.4 to 2.5x our revenue; in fact, the revenue range of our peer group is smaller than the ISS selected peer group.

Strong Pay-for-Performance Philosophy

We demonstrate a strong pay-for-performance philosophy.

•	Future executive officer agreements will not include any gross-up for excise taxes.

•	No discretionary bonuses paid in fiscal 2016.

•	CEO’s 2016 equity awards are 51% performance-based and the CEO’s time-based RSUs cliff-vest after three years rather than on a pro-rata basis.

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Under our annual incentive program, for fiscal 2016, “CEO Quinlan did not receive a cost reduction award”, the “[b]elow target cash awards [are] consistent with performance” and the “[c]ash incentive was not earned” during the three-month period following the spin-off – items noted in the ISS Report.

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Under our long-term incentive program, the “New Founders’ Award is entirely performance-based” and ISS further acknowledged that “in consideration of his Founders’ Award, the CEO will not be eligible for a grant of equity under the long-term incentive program in 2017.”

We appreciate your time and consideration on these matters and ask that you vote “FOR” Proposal 2: Advisory Vote to Approve Executive Compensation.

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